Exhibit 99.1

Boise Inc. 1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: February 22, 2011
Media Contact	Investor Relations Contact
Amy Hepworth	Jason Bowman
Office 208 384 7037	Office 208 384 7456

Boise to Acquire Tharco Packaging and Expand in Packaging Markets

BOISE, Idaho, and SAN LORENZO, California – Boise Inc. (NYSE: BZ) and Tharco Packaging, Inc., today announced that their respective boards of directors have approved an agreement under which Tharco will be acquired from an investor group led by Tricor Pacific Capital, Inc. The $200 million all-cash transaction will result in Tharco becoming a wholly-owned subsidiary of Boise and is expected to close in early March 2011.

Tharco offers an extensive range of corrugated products and services that complements and expands Boise’s existing packaging business. For fiscal 2010, ended September 30, 2010, Tharco had revenue of $261 million and shipped 2.3 billion square feet of corrugated products.

“This step is consistent with our strategy to profitably grow our packaging business and create value for our shareholders and customers,” said Alexander Toeldte, president and chief executive officer of Boise Inc. “Acquiring Tharco achieves several important goals: it expands our presence in packaging markets, which are growing long term, and is a good geographical fit, extending our reach from the Pacific Northwest to California, Colorado, Arizona, and Georgia. It is consistent with our goal to increase our containerboard integration with our downstream corrugated converting operations, increasing our integration to over 85% from approximately 70% today. This reduces our exposure to export markets and enhances margins.

“When complete, we expect annualized synergies of approximately $8 million, achieved primarily through the increased integration,” said Mr. Toeldte. “We anticipate these synergies will be fully realized in 18 months. The acquisition will be financed using cash on hand and existing revolver capacity, with no material change to our leverage profile. We expect the transaction to be accretive to our earnings in the first year.”

Other benefits of the transaction include opportunities to profitably grow in adjacent packaging businesses, including stock boxes and multi-material engineered packaging solutions. “Tharco’s established business and brands are well-respected, profitable, and fit well with our existing businesses,” said Mr. Toeldte.

“Tharco has an experienced management team, dedicated and engaged employees, and a proven track record.”

“Boise meets all the criteria we would want in a parent company,” said Bo Fears, chief executive officer of Tharco. “We are pleased to join a successful, forward-thinking, and growing public company that is committed to the packaging industry.”

Tharco employs approximately 900 employees at 11 manufacturing and distribution facilities across the country.

“This is an exciting time for both organizations,” Toeldte added. “We will continue to serve all our customers with distinction and drive improvements in all our operations.”

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Tuesday, February 22, 2011, at 12:00 p.m. ET, at which time we will review the acquisition of Tharco. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from February 22 at 2:00 p.m. ET through March 22 at 11:45 p.m. ET. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 44479819.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

About Tharco Packaging, Inc.

Tharco Packaging, Inc. is a leading manufacturer and distributor of packaging solutions with an extensive offering of products and services, including a broad range of stock products and customized packaging solutions such as a stock box program with over 1,600 SKUs of standard size boxes for same-day pick-up or next-day delivery; customized packaging such as traditional and plastic corrugated, foam packaging, and anti-static products; combined corrugated and foam packaging for superior product protection; and an experienced staff of packaging designers with expertise in graphic, structural, and cushion packaging engineering. Our employees have been reliably serving customers since 1952.

About Tricor Pacific Capital, Inc.

Tricor Pacific Capital, Inc. is a leading private equity investment firm that invests in profitable, well-managed, middle-market companies. Tricor, with offices in Vancouver, British Columbia, and Lake Forest, Illinois, acquired Tharco in 2005. For more information, please contact Brad Seaman in Tricor’s Lake Forest, Illinois office at 847-295-4410.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements in this release include those regarding the anticipated closing date of the transaction, the expected magnitude and timing of synergies to be derived from the transaction, and expectations regarding the effect of this acquisition on earnings. These statements involve risks and uncertainties, including some that are outside the control of the parties. Unexpected delays, reactions by customers, suppliers, employees, or competitors, and general economic, competitive, and regulatory factors may cause actual results to differ materially from those expressed in the forward-looking statements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.